Exhibit 10.9

Land Lease Agreement

Lessor: Jiangning District Tangshan Sub-district Qinglin Community Neighborhood Committee (hereinafter, “Party A”)

Lessee: Nanjing Fuya New Construction Materials Co., Ltd. (hereinafter, “Party B”)

To better develop and utilize land resource and revitalize village-level economy, Party A and Party B agree through consultations that Party B will lease Party A’s hilly land under the jurisdiction of Party A for construction of an aerated block plant on the principle of friendly cooperation, mutual support and collaborative development and according to the Contract Law of the People’s Republic of China, the Land Management Law of the People’s Republic of China and other applicable laws, After the matter of investment in related leased land was submitted to Tangshan Sub-district Office for approval and the approval was obtained, both parties hereby enter into the following agreement:

I. Scope of lease:

Party B cooperates with Nanjing Funiushan Copper Co., Ltd to invest in an aerated block company, which involves leasing of part of hilly area (about 10 mu) in addition to about 70 mu land leased by Nanjing Funiushan Copper Co., Ltd according to the overall project plan. The specific location of the hilly area is Dapingchang in Qinglin area of Tangshan Neighborhood.

II. Lease term: from May 1, 2011 to April 30, 2031 (provisionally 20 years).

III. Rent and payment terms:

1. The annual rent is RMB three hundred thousand Yuan only, payable against the receipt issued by Party A.

2. Payment terms: lease before use, upon execution of this agreement, the current annual rent shall be paid in the month of each year corresponding to the month in which this agreement is executed, and so on.

IV. Each party’s rights and obligations

(1) Party A’s rights and obligations

1. Party A has the ownership of the land and hilly area leased hereunder.

2. Party A has the right to terminate this agreement and reclaim the leased land if Party B fails to perform its obligations hereunder as scheduled.

3. Party A has the right to supervise occupational safety management and environmental protection, to which Party B shall unconditionally oblige.

4. Party A shall assist Party B in dealing with and mediating related disputes and conflicts.

5. Party A may not interfere with Party B’s normal business operations without justifiable reasons, and Party A shall be liable for stoppage of work or production of Party B due to Party A’s violation of any terms of this agreement.

(2) Party B’s rights and obligations

1. Party B has the right to deal on the leased land of its own accord and for its own account.

2. Party B shall comply with the national laws and regulations and applicable rules, secure the related business license and permits, act according to law and the requirements for “three simultaneous steps” for its production and ensure proper employee training and recordkeeping.

3. Party B shall be solely responsible for occupational safety, and Party A will not be economically responsible for any safety-related accidents occurring within the area of responsibility of Party B.

4. Party B may not transfer or assign the land use right to any third party without the prior consent of Party A, otherwise Party A has the right to terminate this agreement.

5. The transport road of Party B shall stretch from Jingyaowan Reservoir towards Yuanyi pit head in the direction of Longtan Road crossing and shall refrain from passing through the trunk road of the community whenever possible.

V. Liabilities for default

Upon execution of this agreement, both parties shall strictly comply with the provisions hereof. If either party violates this agreement without cause, the defaulting party shall pay the other party liquidated damages of ____Yuan.

VI. When Party B needs to build new buildings during its operating period, Party B shall file a written report to Party A and for the approval by competent authorities. Upon the end of its operating activities, if Party B intends not to renew this agreement, any and all surface buildings and structures shall be owned by Party A, provided that Party B may remove its machinery and equipment; Party B will no longer bear the costs of surface reclamation and vegetation.

VII. Upon the expiration of the lease term, Party B shall have the right of first refusal to renewal under the same conditions.

VIII. Others:

1. If this agreement is required to be terminated due to national expropriation, development and planning, Party B shall unconditionally submit thereto and the compensation for the surface buildings shall be dealt with between Party B and the developer through consultations according to law; the compensation for the original surface trees shall be dealt with between Party A and the developer through consultations according to law. The land compensation fee shall remain with Party A.

2. Any matters not specified herein shall be resolved by both parties through consultations and making supplemental agreements by both parties, which shall constitute annexes hereto and bear the same legal effect as this agreement. The subsequent agreements (annexes) shall prevail in case of any conflict between the terms of the subsequent agreements or annexes and this agreement.

IX. This agreement will take effect upon being signed by both parties, and this agreement is made in six copies, two copies for each party and the remaining copies to be filed with competent authorities.

Party A: Jiangning District Tangshan Sub-district Qinglin Community (seal) Representative (signature): Lan Huirong	Party B: Nanjing Fuya New Construction Materials Co., Ltd. (seal) Representative (signature): Lin Jinru

April 28, 2011

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